Exhibit 99.1

Isonics Corporation Reaches Agreement With Lender

•                  Seeks To Regain Compliance With Nasdaq Listing Requirements

•                  Raises $2 Million in Additional Capital for Growth

•                  Lender Foregoes Right to Convert Debentures Into Common Stock Until After February 28, 2008

GOLDEN, Colo.—(BUSINESS WIRE)—Isonics Corporation (NASDAQ: ISON), a provider of innovative solutions for the homeland security and semiconductor markets, announced today that it has entered into an agreement with Cornell Capital Partners, L.P. (“Cornell” or the “Lender”) under which the Lender has modified their existing debentures in a manner that will allow the Company to reclassify a component of their existing debentures as equity.  Isonics believes this reclassification will result in gaining compliance with Nasdaq Listing Requirements. Cornell has also agreed to forego the right to convert its debentures into common stock until after February 28, 2008 and has invested an additional $2 million in the Company to support future growth.

“As an investor, we feel it is important to support Isonics and the leadership of Christopher Toffales,” said Mark A. Angelo, President of Cornell. “It is for this reason that we have agreed to modify the terms of our existing debentures so they are not an impediment to the Company’s attempt to regain compliance with the Nasdaq listing requirements, not to convert any of our debentures until after February 28, 2008 and to provide additional growth capital. We are confident in the ability of  Chris and his team to restructure the Company’s business, and look forward to working with Isonics to support their efforts.”

Cornell, the holder of 6% debentures with a principal amount of $16 million, which are convertible into the Company’s common stock, has eliminated certain restrictions in the existing debentures that will allow the Company to reclassify a portion of the debenture from a derivative liability to equity. Isonics has submitted a plan of compliance to Nasdaq showing that the equity reclassification, along with its equity of $2.1 million at January 31, 2007, exceeds the shareholder equity requirements continued inclusion under Nasdaq Marketplace Rule 4310(c)(2)(B).  Nasdaq Capital Market Rule 4310(c)(2)(B) requires that Isonics maintain stockholders’ equity of at least $2.5 million.  The Company expects to meet this threshold when it files its 10-K, for the period ending April 30, 2007, with the Securities and Exchange Commission.

Cornell also agreed today to forego the right to convert any of its Debentures into the Company’s common stock until after February 28, 2008. The Lender could have commenced conversion beginning in November 2006 but has refrained from doing so. Isonics has agreed to increase the interest rate on the Debentures to 13% until April 8, 2008. Subsequently, the interest rate on the debenture will be reduced to 11%, and will decline to 7.75% commencing on October 9, 2008 for the remainder of the term.  Cornell also invested an additional $2 million into the Company in order to enhance Isonics’ restructuring activities and provide working capital to further support the growth and development of the Company’s Semiconductor and Homeland Security divisions.

 “We are pleased that Cornell has agreed to restructure the terms of its debentures and has increased its investment in the Company,” said Mr. Toffales, Chairman of Isonics. “Over the past four weeks, Isonics has made significant progress in reducing expenses and streamlining operations. We believe these efforts will deliver improved results.”

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Semiconductor Products and Services, and (3) Life Sciences (which is currently in the process of being divested). Isonics is a world leader in isotopically engineered materials and through its semiconductor division, it provides 300-millimeter products and services, wafer thinning and silicon-on-insulator wafers, for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2006 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:

Isonics Corporation

John Sakys, 303-279-7900

or

CEOcast, Inc. for Isonics

Andrew Hellman, 212-732-4300